UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM U-13-60

                                  ANNUAL REPORT


                                 FOR THE PERIOD

Beginning January 1, 2000          and Ending            December 31, 2000
          ---------------                                -----------------

                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                             Ameren Services Company
-------------------------------------------------------------------------------
                        (Exact Name of Reporting Company)

A               Subsidiary                                      Service Company
     -------------------------------------------------------
       ("Mutual" or "Subsidiary")

Date of Incorporation  November 4, 1997

If not Incorporated, Date of Organization
                                         -----------------

State or Sovereign Power under which Incorporated or Organized        Missouri
                                                                    ------------
Location of Principal Executive Offices of Reporting Company          St. Louis
                                                                    ------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

Warner Baxter     Vice President & Controller    One Ameren Plaza, 1901 Chouteau
--------------------------------------------------------------------------------
  (Name)                   (Title)                          (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                               Ameren Corporation
--------------------------------------------------------------------------------


                                  1 of 28 pages

                              2 of 28 pages (Blank)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

 1.  Time of Filing.
       Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

 2.  Number of Copies.
       Each  annual  report  shall be filed in  duplicate.  The  company  should
       prepare   and  retain  at  least  one  extra  copy  for  itself  in  case correspondence with reference to the report become necessary.

 3.  Period Covered by Report.
       The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

 4.  Report Format.
       Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

 5.  Money Amounts Displayed.
      All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (SS210.3-01(b)).

 6.  Deficits Displayed.
       Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, SS210.3-01(c))

  7.  Major Amendments or Corrections.
       Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

 8.  Definitions.
       Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

 9.  Organization Chart.
       The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
       The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                  3 of 28 pages



                                           LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                                                                         Schedule or        Page
                               Description of Schedules and Accounts                                    Account Number     Number
Comparative Balance Sheet ...........................................................................Schedule.I...............5
Service Company Property ............................................................................Schedule.II..............7
Accumulated Provision for Depreciation and Amortization of Service Company Property .................Schedule.III.............8
Investments .........................................................................................Schedule.IV..............9
Accounts Receivable from Associate Companies ........................................................Schedule.V...............9
Fuel Stock Expenses Undistributed ...................................................................Schedule.VI.............10
Stores Expense Undistributed ........................................................................Schedule.VII............10
Miscellaneous Current and Accrued Assets ............................................................Schedule.VIII...........11
Miscellaneous Deferred Debits .......................................................................Schedule.IX.............11
Research, Development, or Demonstration Expenditures ................................................Schedule.X..............11
Proprietary Capital .................................................................................Schedule.XI.............12
Long-Term Debt ......................................................................................Schedule.XII............13
Current and Accrued Liabilities .....................................................................Schedule.XIII...........14
Notes to Financial Statements .......................................................................Schedule.XIV............14
Comparative Income Statement ........................................................................Schedule.XV.............15
Analysis of Billing - Associate Companies ...........................................................Account.457.............16
Analysis of Billing - Nonassociate Companies ........................................................Account.458.............17
Analysis of Charges for Service - Associate and Nonassociate Companies ..............................Schedule.XVI............18
Schedule of Expense of Department or Service Function ...............................................Schedule.XVII...........19
Departmental Analysis of Salaries ...................................................................Account.920.............20
Outside Services Employed ...........................................................................Account.923.............21
Employee Pensions and Benefits ......................................................................Account.926.............22
General Advertising Expenses ........................................................................Account.930.1...........22
Miscellaneous General Expenses ......................................................................Account.930.2...........23
Rents ...............................................................................................Account.931.............23
Taxes Other Than Income Taxes .......................................................................Account.408.............24
Donations ...........................................................................................Account.426.1...........24
Other Deductions ....................................................................................Account.426.5...........25
Notes to Statement of Income ........................................................................Schedule.XVIII..........25
Financial Data Schedule..............................................................................Schedule.XIX............26

                                           LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                                                            Page
                        Description of Reports or Statements                                                               Number

Organization Chart ........................................................................................................27A-27C
Methods of Allocation .......................................................................................................27D
Annual Statement of Compensation for Use of Capital Billed ..................................................................27

                                  4 of 28 pages



                                            ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                             Schedule I - Comparative Balance Sheet

                                                         (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

----------------------------------------------------------------------------------------------------------------------------------
Account                              Assets and Other Debits                                       As of December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       -------------------------------------------
                                                                                             Current                Prior
                                                                                       -------------------------------------------
                                                                                       -------------------------------------------
             Service Company Property

    101      Service company property (Schedule II)                                                $ 72,069              $ 62,827
    107      Construction work in progress (Schedule II)                                              7,889                 5,721
                                                                                       -------------------------------------------
                 Total Property                                                                      79,958                68,548
                                                                                       -------------------------------------------

    108      Less accumulated provision for depreciation and amortization of service
             company property (Schedule III)                                                          9,859                   953
                                                                                       -------------------------------------------
                 Net Service Company Property                                                        70,099                67,595
                                                                                       -------------------------------------------

             Investments

    123      Investments in associate companies (Schedule IV)                                             -                     -
    124      Other Investments (Schedule IV)                                                              -                     -
    126      Other Special Funds                                                                      4,876                 3,304
                                                                                       -------------------------------------------
                 Total Investments                                                                    4,876                 3,304
                                                                                       -------------------------------------------

             Current and Accrued Assets

    131      Cash                                                                                    30,425                 4,079
    134      Special deposits                                                                             -                     -
    135      Working funds                                                                              285                   285
    136      Temporary cash investments (Schedule IV)                                               (23,600)                    -
    143      Accounts receivable                                                                     30,192                15,373
    145      Notes receivable                                                                       433,930               155,750
    146      Accounts receivable from associate companies (Schedule V)                               33,259                29,130
    152      Fuel stock expenses undistributed (Schedule VI)                                              -                     -
    154      Materials and supplies                                                                       -                     -
    163      Stores expense undistributed (Schedule VII)                                                (58)                  (90)
    165      Prepayments                                                                                281                   333
    174      Miscellaneous current and accrued assets (Schedule VIII)                                     -                     -
                                                                                       -------------------------------------------
                 Total Current and Accrued Assets                                                   504,714               204,860
                                                                                       -------------------------------------------

             Deferred Debits

    181      Unamortized debt expense                                                                     -                     -
    184      Clearing accounts                                                                          (46)                  (42)
    186      Miscellaneous deferred debits (Schedule IX)                                                227                    15
    188      Research, development, or demonstration expenditures (Schedule X)                            -                     -
    190      Accumulated deferred income taxes                                                            -                     -
                                                                                       -------------------------------------------
                 Total Deferred Debits                                                                  181                   (27)
                                                                                       -------------------------------------------

                                                                                       -------------------------------------------
                 TOTAL ASSETS AND OTHER DEBITS                                                     $579,870              $275,732
                                                                                       ===========================================



                                                          5 of 28 pages



                                            ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                             Schedule I - Comparative Balance Sheet

                                                         (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Account Liabilities and ProAccountyLiabilities andDProprietary Capital                                As of December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       -------------------------------------------
                                                                                             Current                Prior
                                                                                       -------------------------------------------
             Proprietary Capital
    201      Common stock issued (Schedule XI)                                                          $ -                   $ -
    211      Miscellaneous paid-in-capital (Schedule XI)                                             16,232                16,232
    215      Appropriated retained earnings (Schedule XI)                                                 -                     -
    216      Unappropriated retained earnings (Schedule XI)                                               -                     -
                                                                                       -------------------------------------------
                Total Proprietary Capital                                                            16,232                16,232
                                                                                       -------------------------------------------

             Long-Term Debt

    223      Advances from associate companies (Schedule XII)                                             -                     -
    224      Other long-term debt (Schedule XII)                                                          -                     -
    225      Unamortized premium on long-term debt                                                        -                     -
    226      Unamortized discount on long-term debt-debit                                                 -                     -
                                                                                       -------------------------------------------
                Total Long-Term Debt                                                                      -                     -
                                                                                       -------------------------------------------

             Current and Accrued Liabilities


    228     Injuries and Damages                                                                     (4,536)               (2,028)
    232      Accounts payable                                                                        40,094                31,675
    233      Notes payable to associate companies (Schedule XIII)                                   492,180               188,606
    234      Accounts payable to associate companies (Schedule XIII)                                  4,481                 7,226
    235      Customer Deposits                                                                       12,158                12,518
    236      Taxes accrued                                                                              196                    75
    238      Dividends declared                                                                           -                     -
    241      Tax collections payable                                                                    862                   128
    242      Miscellaneous current and accrued liabilities (Schedule XIII)                            6,786                 6,056
                                                                                       -------------------------------------------
                Total Current and Accrued Liabilities                                               552,221               244,256
                                                                                       -------------------------------------------

             Deferred Credits


    253      Other deferred credits                                                                  11,417                15,244
    255      Accumulated deferred investment tax credits                                                                        -
                                                                                       -------------------------------------------
                 Total Deferred Credits                                                              11,417                15,244
                                                                                       -------------------------------------------

    282      Accumulated Deferred Income Taxes                                                            -                     -


                                                                                       -------------------------------------------
                 TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                         $579,870              $275,732
                                                                                       ===========================================


                                  6 of 28 pages



                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                           For the Year Ended December 31, 2000

                                          Schedule II - Service Company Property

                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                  Balance at                    Retirements                     Balance
                                                  Beginning                          or         Other           at Close
                        Description                of Year        Additions        Sales         Changes        of Year
----------------------------------------------------------------------------------------------------------------------------

Service Company Property
Account
    303     Miscellaneous Intangible Plant              41,466         $ 7,214                                     $ 48,680
    391     Office Furniture and Equipment            $ 21,168           2,970          $ 944                        23,194
    397     Communication Equipment                        193               2                                          195


                                                ----------------------------------------------------------------------------
                                      SUB-TOTAL         62,827          10,186            944                        72,069
                                                ----------------------------------------------------------------------------
    107     Construction Work in Progress                5,721          11,980                        (9,812)         7,889
                                                ----------------------------------------------------------------------------
                                          TOTAL       $ 68,548        $ 22,166          $ 944       $ (9,812)      $ 79,958
                                                ============================================================================

        Provide an explanation of those changes considered  material:  Construction work in progress transferred in service.

        Subaccounts  are required for each class of  equipment  owned.  The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

----------------------------------------------------------------------------------------------------------------------------
                                                                                                               Balance at
                                                        Subaccount Description                  Additions    Close of Year
----------------------------------------------------------------------------------------------------------------------------

Office Furniture and Equipment (391)
            Main Frame Computer                                                                        $ 355       $ 10,432
            Reproduction Equipment                                                                       201            504
            Personal Computer                                                                          2,476         11,559
            Computer Assisted Drafting                                                                                  108
            Computer Hardware                                                                            (62)           591


                                                                                              ------------------------------
                                                                               TOTAL                 $ 2,970       $ 23,194
----------------------------------------------------------------------------------------------==============================

        Describe construction work in progress: Hardware installations for UNIX, Mainframe, PeopleSoft, CSS, CRS and NT operating systems.



                                  7 of 28 pages


                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                           For the Year Ended December 31, 2000

            Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property

                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                  Balance at      Additions                       Other         Balance
                                                  Beginning      Charged to                    Changes Add      at Close
                        Description                of Year       Account 403    Retirements    (Deduct) <F1>     of Year
----------------------------------------------------------------------------------------------------------------------------

Account
    303     Miscellaneous Intangible Plant              $1,022          $9,086                                      $10,108
    391     Office Furniture and Equipment               (110)             684            944             73           (297)
    397     Communication Equipment                         41               7                                           48


                                                ----------------------------------------------------------------------------
                                          TOTAL           $953          $9,777           $944            $73         $9,859
                                                ============================================================================

        Provide an explanation of those changes considered material: N/A






                                  8 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                            Schedule IV - Investments

                                 (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under  Account  136,   "Temporary  Cash   Investments,"   list  each  investment
separately.

--------------------------------------------------------------------------------
                                                 Balance at         Balance at
          Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------


Account 136 - Temporary Cash Investments -
Money Pool                                                              (23,600)

                                             -----------------------------------
                                          TOTAL         $0             ($23,600)
-------------------------------------------------------=========================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

Instructions:
Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------
                                                 Balance at         Balance at
          Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable
           from Associate Companies

See page 9-A                                         $29,130            $33,259


                                          --------------------------------------
                                    TOTAL            $29,130            $33,259
                                          ======================================
                                                             -------------------
                                                                           Total
                                                                        Payments
                                                             -------------------
Analysis of Convenience or Accommodation Payments:
See page 9-A                                                              3,070

                                                             -------------------
                                              TOTAL PAYMENTS             $3,070
                                                             ===================

                                  9 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

--------------------------------------------------------------------------------
                                             Balance at         Balance at
     Description                         Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable
              from Associate Companies

Ameren Corporation                            $169               $335
Ameren Energy Communications                   365                630
CIPSCO Investment Company                       37
Union Electric Development Corporation          45
Electric Energy Inc.                           406                 58
AmerenEnergy Inc.                              169              2,732
Ameren ERC                                      93                264
Union Electric Company                      13,769             19,696
Central Illinois Public Service Company     13,602              6,878
Missouri Central Railroad                        9
AmerenEnergy Resources Company                 466                864
AmerenEnergy Development Company                                  798
AmerenEnergy Marketing Company                                    599
Illinois Material Supply Company                                  138
AmerenEnergy Generating Company                                   267

                                         --------------------------------------
                                 TOTAL     $29,130            $33,259
                                         ======================================



                                         --------------------------------------
                                              Bulk Power           Other
                                              Payments           Payments
                                         --------------------------------------

Analysis of Convenience or
Accommodation Payments:

Union Electric Company                                         $2,274
Central Illinois Public Service Company                           410
Electric Energy Inc.                                               80
AmerenEnergy Generating Company                                   306

                                         --------------------------------------
                                                $0             $3,070
                                         ======================================




                                      9 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                 Schedule VI - Fuel Stock Expenses Undistributed

                                 (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

 -------------------------------------------------------------------------------
                Description                       Labor     Expenses      Total
--------------------------------------------------------------------------------
                                                 -------------------------------
Account 152 - Fuel Stock Expenses Undistributed     0          0            0

no account 152 for any Ameren company

                                                 -------------------------------
                                    TOTAL           0          0            0
                                                 ===============================

--------------------------------------------------------------------------------
Summary:



                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                   Schedule VII - Stores Expense Undistributed

                                 (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------------
                       Description                          Beg. Balance       Labor         Expenses         Total
-------------------------------------------------------------------------------------------------------------------------
Account 163 - Stores Expense Undistributed                      (90)           3,120          (3,088)          (58)







                                                           --------------------------------------------------------------
                                                     TOTAL      (90)           3,120           (3,088)         (58)
                                                           ==============================================================



                                                     10 of 28 pages
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


                                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                       For the Year Ended December 31, 2000

                             Schedule VIII - Miscellaneous Current and Accrued Assets

                                                  (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

-------------------------------------------------------------------------------------------------------------------
                                                                                 Balance at         Balance at
                                      Description                            Beginning of Year    Close of Year
-------------------------------------------------------------------------------------------------------------------
                                                                             --------------------------------------
Account 174 - Miscellaneous Current and Accrued Assets:
   Unbilled expenses and other receivables                                                   $0                 $0

                                                                             --------------------------------------
                                                                       TOTAL                 $0                 $0
                                                                             ======================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                   Schedule IX - Miscellaneous Deferred Debits

                                 (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

--------------------------------------------------------------------------------
                                                 Balance at         Balance at
      Description                            Beginning of Year    Close of Year
--------------------------------------------------------------------------------
                                          --------------------------------------

Account 186 - Miscellaneous Deferred Debits:
  Other Work in Progress                             ($23)               $34
  Non Service Request Billings                         18                  -
  Midwest ISO                                          20                 29
  Deferred Manufactured Gas Plant COS                   -                164
                                          --------------------------------------
                                 TOTAL                $15               $227
                                          ======================================

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

        Schedule X - Research, Development or Demonstration Expenditures

                                 (In Thousands)

Instructions.
Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

--------------------------------------------------------------------------------
                     Description                                        Amount
--------------------------------------------------------------------------------

Account 188 - Research, Development, or Demonstration Expenditures         0

                                                                       ---------
                                                                  TOTAL    0
                                                                       =========

                                 11 of 28 pages
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


                                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                       For the Year Ended December 31, 2000

                                         Schedule XI - Proprietary Capital



--------------------------------------------------------------------------------------------------------------------------------
                                                   Number of Shares   Par or Stated       Outstanding     Close of Period
Account Number                  Class of Stock     Authorized        Value Per Share      No. of Shares    Total Amount
--------------------------------------------------------------------------------------------------------------------------------
201                         Common Stock Issued     30,000            $0.01          1,000            $10
--------------------------------------------------------------------------------------------------------------------------------





Instructions:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

--------------------------------------------------------------------------------
      Description                                                       Amount
--------------------------------------------------------------------------------

Account 211 - Miscellaneous Paid-in Capital                           $ 16,232

Account 215 - Appropriated Retained Earnings

--------------------------------------------------------------------------------
                                                             TOTAL    $ 16,232
                                                                 ---------------




Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

--------------------------------------------------------------------------------------------------------------------
                                                      Balance at        Net Income      Dividends      Balance at
                                Description       Beginning of Year     -or (loss)         Paid      Close of Year
--------------------------------------------------------------------------------------------------------------------
Account 216 - Unappropriated Retained Earnings            0                 0               0              0
                                                  ------------------------------------------------------------------
                                            TOTAL         0                 0               0              0
                                                  ==================================================================







                                                  12 of 28 pages



                                                       ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                         For the Year Ended December 31, 2000

                                                            Schedule XII - Long-Term Debt

                                                                    (In Thousands)

Instructions:
Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.


-----------------------------------------------------------------------------------------------------------------------------------
                                 Terms of Obligation                                Balance at                          Balance at
                                  Class & Series      Date of  Interest   Amount    Beginning                             Close
  Name of Creditor                of Obligation       Maturity   Rate   Authorized   of Year   Additions  Deductions<F1> of Year
-----------------------------------------------------------------------------------------------------------------------------------
Account 223 - Advances from
                Associate
                Companies:                                                 NONE         0                                    0



Account 224 - Other Long-Term
                          Debt:                                                        $0        $0           $0            $0



-----------------------------------------------------------------------------------------------------------------------------------
                                                                          TOTAL        $0       - 0 -         $0            $0
--------------------------------------------------------------------------------===================================================

        Give an explanation of Deductions:



                                 13 of 28 pages


                               ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                 For the Year Ended December 31, 2000

                            Schedule XIII - Current and Accrued Liabilities

                                            (In Thousands)

Instructions:
Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------------------------------
                                                                        Balance at       Balance at
                               Description                           Beginning of Year  Close of Year
--------------------------------------------------------------------------------------------------------
Account 233 - Notes Payable to Associate Companies

Ameren Corporation                                                             $7,400           $92,560
CIPSCO Investment Company                                                      10,306            33,500
Union Electric Development Corporation                                          5,200             5,000
Union Electric Company                                                        165,700           255,570
Ameren Energy Marketing Company                                                     -             5,700
Ameren Energy Generating Company                                                    -            99,850
                                                                     -----------------------------------

                                                                     -----------------------------------
                                                               TOTAL         $188,606          $492,180
                                                                     ===================================


Account 234 - Accounts Payable to Associate Companies


CIPSCO Investment Company                                                         $41              $184
Electric Energy Inc                                                             1,865             3,557
Union Electric Development Corporation                                             27                34
Union Electric Company                                                          3,696                 -
Central Illinois Public Service Company                                         1,597                 -
Ameren Energy Fuels and Services Company                                            -               706

                                                                     -----------------------------------
                                                               TOTAL           $7,226            $4,481
                                                                     ===================================

Account 242 - Miscellaneous Current and Accrued Liabilities


Accrued Dollar More Program                                                        $6                $8
Accrued Compensation Awards                                                    (1,053)           (1,053)
Accrued Law Expenses                                                               91               221
Accrued Vacation Liability                                                      6,344             6,903
Dental & Optical - Management                                                       -                10
Major Medical - Contract Employees                                                 10                25
Dental & Optical - Local 1455                                                       3                 4
Life of America Insurance                                                           -                 2
Major Medical - Executive                                                          (2)               27
General American Group Life Insurance                                              46               (13)
Medical Cash Payments - Clearing                                                    -                38
Long Term Disability Insurance                                                     59                23
Supplemental Group Life                                                             8                 7
Medical Insurance                                                                  44               (18)
Personal Care HMO                                                                   8                 8
Employee Medical Plan                                                             (10)               48
United Health Care Choice                                                           4                 3
Contributions - United Fund                                                        28                26
Wage Garnishments                                                                   -                 1
Group Health Plan                                                                  (4)               (2)
United Health Care Select                                                           1                 3
Major Medical Premium Surplus                                                     (79)              (79)
Employee Dependent Care Liability                                                   6                 7
Dental Allowances - 1439,649,309                                                   (8)              (18)
Deferred Comp - Board of Directors                                                 60                63
Unclaimed Checks - CCMI Legal Pay Acc.                                              -               543
Self Insured Medical Liability                                                    494                (1)

                                                                     -----------------------------------
                                                               TOTAL           $6,056            $6,786
                                                                     ===================================


                                 14 of 28 pages

                               ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                 For the Year Ended December 31, 2000

                             Schedule XIV - Notes to Financial Statements

Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 14 - B thru 14 - F






                                     14 - A

                        ANNUAL REPORT OF AMEREN SERVICES
                             COMPANY For Year Ended
                                December 31, 2000
                  Schedule XIV - Notes to Financial Statements

NOTE 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations
Ameren Services, Inc. (the Company) is a wholly-owned subsidiary of Ameren Corporation (Ameren), registered under the Public Utility Holding Company Act of 1935 (PUHCA). The Company was authorized to conduct business as a service company for Ameren and its various subsidiaries by order of the Securities and Exchange Commission (SEC) dated December 31, 1997, which became effective January 1, 1998. The Company is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services. These services are priced so that the Company operates on a break-even basis.

The Company maintains its accounts in accordance with PUHCA, as administered by the SEC, and has adopted a system of accounts consistent with that prescribed by the Federal Energy Regulatory Commission. The accounting policies of the Company conform to U.S. generally accepted accounting principles (GAAP).

Property and Plant
The cost of additions to, and betterments of, units of property and plant is capitalized. Cost includes labor, material, applicable taxes and overheads. Maintenance expenditures and the renewal of items not considered units of property are charged to income as incurred. When units of depreciable property are retired, the original cost and removal cost, less salvage, are charged to accumulated depreciation.

Depreciation
Depreciation is provided over the estimated lives of the various classes of depreciable property by applying composite rates on a straight-line basis.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and temporary investments purchased with an original maturity of three months or less.

Income Taxes
Ameren and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured using statutory tax rates. The Company's expenses are billed to the other subsidiaries of Ameren and taxes are computed on those entities. The Company had no deferred tax assets or liabilities at December 31, 2000 and 1999.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
The carrying amounts of financial instruments on the Company's books are a reasonable estimate of their fair value.

Software
Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" became effective on January 1, 1999. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Under SOP 98-1, certain costs may be capitalized and amortized over some future period.

                                    Pg 14 - B

NOTE 2 - Common Stock

The Company is authorized to issue 30,000 shares of common stock at a par value of one cent ($.01) per share. Ameren holds all of the Company's common stock. At December 31, 2000 and 1999, there were 1,000 shares outstanding.

NOTE 3 - Financing Arrangements

Ameren has money pool agreements among its subsidiaries to coordinate and provide for certain short-term cash and working capital requirements. The money pools are administered by the Company (see Note 4).

Ameren also has bank credit agreements totaling $463 million, expiring at various dates between 2001 and 2002, that support a portion of Ameren's commercial paper program. At December 31, 2000, all was unused and $296 million of such borrowing was available.

NOTE 4 - Related Party Transactions

The Company has transactions in the normal course of business with other Ameren subsidiaries. These transactions are primarily comprised of services received or rendered. Intercompany receivables were approximately $33 million and $29 million, respectively, as of December 31, 2000 and 1999. Intercompany payables totaled approximately $4 million and $7 million, respectively, as of December 31, 2000 and 1999.

Ameren's subsidiaries have the ability to invest excess funds or borrow funds as needed from Ameren's money pools. Interest is calculated at varying rates of interest depending on the composition of internal and external funds in the money pools. Excess funds that are not borrowed by other subsidiaries are invested externally by the Company and recorded as an intercompany note payable on the Company's balance sheet. Intercompany notes payable were approximately $492 million and $189 million, respectively, as of December 31, 2000 and 1999.

NOTE 5 - Retirement Benefits

On January 1, 1999, the Union Electric Company (AmerenUE) and the Central Illinois Public Service Company (AmerenCIPS) pension plans combined to form the Ameren Retirement Plans. The Ameren plans cover substantially all employees of the Company. Benefits are based on the employees' years of service and compensation. The Ameren plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with the other subsidiaries of Ameren, is a participant in the Ameren plans and is responsible for its proportional share of the costs. The Company's share of the pension costs for 2000 and 1999 was $400,000 and $3 million, respectively, of which approximately 19% and 26% was charged to construction accounts.

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. On January 1, 2000, the AmerenUE and the AmerenCIPS postretirement medical plans combined to form the Ameren Postretirement Benefit Plans (Ameren Postretirement Plans). The Ameren Postretirement Plans cover substantially all employees of the Company. The Ameren Postretirement Plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with other subsidiaries of Ameren, is a participant in the Ameren Postretirement Plans and is responsible for its proportional share of the costs. The Company's share of the postretirement benefit costs for 2000 was $6 million, of which approximately 18% were charged to construction accounts. 1999 postretirement plan information for AmerenUE's and AmerenCIPS' plans, which also covered Ameren Services Company employees, is presented separately.



                                    Pg 14 - C

AmerenUE's postretirement benefit costs were $46 million in 1999 of which approximately 18% were charged to construction accounts. In 1999 claims were paid out of the plan trust funds, which were established in 1995. The following is the plan information related to AmerenUE's plans as of December 31, 1999.

Funded Status of AmerenUE's Postretirement Benefit Plans:
-------------------------------------------------------------------------
 In Millions                                                   1999
-------------------------------------------------------------------------
Change in benefit obligation
Net benefit obligation at beginning of year                    $360
  Service cost                                                   15
  Interest cost                                                  25
  Actuarial (gain)/loss                                         (20)
  Benefits paid                                                 (26)
-------------------------------------------------------------------------
Net benefit obligation at end of year                           354

Change in plan assets *
Fair value of plan assets at beginning of year                  110
  Actual return on plan assets                                    4
  Employer contributions                                         46
  Unincorporated business income tax                              -
  Benefits paid                                                 (26)
-------------------------------------------------------------------------
Fair value of plan assets at end of year                        134

Funded status - deficiency                                      220
Unrecognized net actuarial gain                                  29
Unrecognized prior service cost                                  (3)
Unrecognized net transition obligation                         (162)
-------------------------------------------------------------------------
Postretirement benefit liability at December 31               $  84
-------------------------------------------------------------------------
* Plan assets consist principally of common stocks, bonds and money market instruments.

Components of AmerenUE's Net Periodic Postretirement Benefit Cost:
-------------------------------------------------------------------------
In Millions                                                    1999
-------------------------------------------------------------------------
Service cost                                                    $15
Interest cost                                                    25
Expected return on plan assets                                   (6)
Amortization of:
    Transition obligation                                        12
    Actuarial gain                                                -
-------------------------------------------------------------------------
Net periodic benefit cost                                       $46
-------------------------------------------------------------------------


Assumptions for the Obligation Measurements:
-------------------------------------------------------------------------
                                                               1999
-------------------------------------------------------------------------
Discount rate at measurement date                              7.75%
Expected return on plan assets                                 8.5%
Medical cost trend rate - initial                                 -
                                    - ultimate                 5.25%
Ultimate medical cost trend rate expected in year              2000

-------------------------------------------------------------------------



                                    Pg 14 - D

AmerenCIPS' postretirement benefit costs were $3 million in 1999 of which approximately 10% were charged to construction accounts. The following is the plan information related to AmerenCIPS' plans as of December 31, 1999.

Funded Status of AmerenCIPS' Postretirement Benefit Plans:
-------------------------------------------------------------------------
 In Millions                                                   1999
-------------------------------------------------------------------------
Change in benefit obligation
Net benefit obligation at beginning of year                    $152
  Service cost                                                    3
  Interest cost                                                   9
  Actuarial (gain)/loss                                         (22)
  Benefits paid                                                  (4)
-------------------------------------------------------------------------
Net benefit obligation at end of year                           138

Change in plan assets *
Fair value of plan assets at beginning of year                  128
  Actual return on plan assets                                   10
  Employer contributions                                          1
  401(h) transfer                                                 -
  Benefits paid                                                  (4)
-------------------------------------------------------------------------
Fair value of plan assets at end of year                        135

Funded status - deficiency                                        3
Unrecognized net actuarial gain                                  75
Unrecognized net transition obligation                          (71)
-------------------------------------------------------------------------
Postretirement benefit liability at December 31               $   7
-------------------------------------------------------------------------
* Plan assets consist principally of common stocks, bonds and money market instruments.



Components of AmerenCIPS' Net Periodic Postretirement Benefit Cost:
-------------------------------------------------------------------------
In Millions                                                    1999
-------------------------------------------------------------------------
Service cost                                                     $3
Interest cost                                                     9
Expected return on plan assets                                   (9)
Amortization of:
    Transition obligation                                         6
    Actuarial gain                                               (6)
-------------------------------------------------------------------------
Net periodic benefit cost                                        $3
-------------------------------------------------------------------------

-------------------------------------------------------------------------
                                                               1999
-------------------------------------------------------------------------
Discount rate at measurement date                              7.75%
Expected return on plan assets                                 8.5%
Medical cost trend rate - initial                                -
                        - ultimate                            5.25%
Ultimate medical cost trend rate expected in year              2000
-------------------------------------------------------------------------



                                    Pg 14 - E

NOTE 6 - Interchange Transactions

The Company acts as an agent for the coordination of interchange transactions with outside parties. Amounts related to these transactions are allocated to AmerenUE and AmerenEnergy Generating Company.




                                    Pg 14 - F


                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               For the Year Ended December 31, 2000

                                 Schedule XV Statement of Income

                                          (In Thousands)


---------------------------------------------------------------------------------------------------
Account                   Description                              Current Year      Prior Year
---------------------------------------------------------------------------------------------------

          Income
457       Services rendered to associate companies                       $267,125         $225,324
458       Services rendered to nonassociate companies                           0                0
456       Other Electric Revenues                                           3,067             (106)
                                                                 ----------------------------------
                                         Total Income                     270,192          225,218
                                                                 ----------------------------------

          Expense
920       Salaries and wages                                               50,228           53,701
921       Office Supplies and Expenses                                     17,860           16,387
922       Administrative Expense Transferred - Credit                      (6,900)           1,325
923       Outside Services Employed                                       117,775           81,749
924       Property Insurance                                                    2                0
925       Injuries and Damages                                              1,104              685
926       Employee Pensions and Benefits                                    5,800             (596)
928       Regulatory Commission Expense                                     1,103            1,455
930.1     General Advertising Expenses                                        297               87
930.2     Miscellaneous General Expenses                                    5,668            4,573
931       Rents                                                            20,365           20,303
935       General Plant Maintenance                                         1,674            1,354
901       Customer Accounts - Supervision                                     236               98
902       Customer Accounts - Meter Reading                                 1,499            1,684
903       Customer Accounts - Customer Records                              7,667            7,511
905       Customer Accounts - Miscellaneous                                   169              151
908       Customer/Information Expense - Assistance                           293              491
909       Customer/Information Expense - Informational                      1,122              969
910       Customer/Information Expense - Miscellaneous                        102              252
912       Demonstration & Selling Expenses                                  2,680            3,333
916       Miscellaneous Sales Expense                                          77              205
500       Operation Supervision & Engineering                                 449                0
501       Steam - Operation Supervision & Eng.                              1,568            1,766
506       Steam - Miscellaneous Expenses                                      233                1
510       Steam - Maintenance Supervision & Eng                               552              657
512       Steam - Maintenance of Boiler Plant                                   0                8
517       Nuclear - Operation Supervision & Eng                                10                7
524       Nuclear - Miscellaneous Operation Expenses                           85               74
528       Nuclear - Maintenance Supervision & Eng.                              4               12
539       Hydro Operation - Miscellaneous Expenses                             11                5
541       Hydro Maintenance - Supervision & Eng                                72               43
549       Misc. Other Power Expenses                                           21                0
556       Other Power Supply Expenses                                       1,742            1,690
557       Other Power Supply Expenses - Training                            2,325            2,745
560       Transmission Operation - Supervision & Eng                           95               98
561       Transmission Operation - Load Dispatch                            4,444            7,687
566       Transmission Operation - Misc. Expenses                               9               13
568       Transmission Maintenance - Supv. & Eng.                             515              513
                                                                 ----------------------------------
                                             Subtotal                     240,956          211,036


                   15 of 28 pages


                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               For the Year Ended December 31, 2000

                           Schedule XV Statement of Income (Continued)

                                          (In Thousands)

---------------------------------------------------------------------------------------------------
Account                   Description                              Current Year      Prior Year
---------------------------------------------------------------------------------------------------
          Expense (continued)

570       Transmission Maintenance - Station Equipment                          2               11
580       Distribution Operation - Supervision & Eng                        1,155            1,183
582       Distribution Operation - Station Expenses                            21               22
583       Distribution Operation - Overhead Line                               30               31
584       Distribution Operation - Underground Lines                           25               26
586       Distribution Operation - Meter Expenses                             907              943
587       Distribution Operation - Installation Expense                        75               64
588       Distribution Operation - Misc.                                      700              624
590       Distribution Maintenance - Supv. & Eng                            2,286            2,323
592       Distribution Maintenance - Station Expenses                          17               15
593       Distribution Maintenance - Overhead Lines                           895              785
594       Distribution Maintenance - UG Lines                                   1                1
596       Distribution Maintenance - Street Lighting                            1                1
597       Distribution Maintenance - Meters                                   167              166
598       Distribution Maintenance - Misc                                      25               19
807       Purchase Gas Expense                                                827              871
814       Underground Storage Operation - Supv. & Eng                          51               62
830       Underground Storage Expense Maintenance                              52               62
832       Maintenance of Reservoirs and Wells                                   2                0
850       Transmission Expense - Supv. & Eng                                   52               53
851       Transmission Expense - System Cntrl/Load Dispatching                 19               23
857       Transmission Expense - Regulating Stations                          403              401
859       Transmission Expense - Other                                        217              216
861       Transmission Expense Maintenance - Supv.                             60               59
870       Distribution Operation - Supervision & Eng                          390              307
879       Distribution Operation - Installation Expense                         9                6
880       Distribution Operation - Other                                      760              599
885       Distribution Maintenance - Supv. & Eng                                7                7
893       Distribution Maintenance - Meters                                   652              586
403       Depreciation Expense                                                691              636
404       Amortization Expense                                             10,001            1,034
408       Taxes Other Than Income Taxes                                       428             (988)
411       Gains from Property Dispositions                                      3                0
418       Non-Operating Rental Income                                           0                3
419       Interest & Dividend Income                                      (20,349)          (3,934)
421       Provision for Deferred Income Taxes                                  26             (283)
426.1     Donations                                                             0                1
426.3     Penalties                                                             0                7
426.4     Expenditures for certain civic activities                         2,322            1,185
426.5     Other Deductions                                                  1,151            1,064
427       Interest on Long-Term Debt                                            -                -
431       Other Interest Expense                                           25,155            5,991
                                                                 ----------------------------------
                                        Total Expense                     270,192          225,218
                                                                 ----------------------------------

                                                                 ----------------------------------
                                  Net Income or (Loss)                         $0               $0
                                                                 ==================================


                            15 - A


                                          ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                            For the Year Ended December 31, 2000

                                                    Analysis of Billing

                                             Associate Companies - Account 457

                                                       (In Thousands)


-----------------------------------------------------------------------------------------------------------------------------
                                                                 Direct         Indirect      Compensation        Total
                                                                  Costs           Costs          For Use         Amount
 Name of Associate Company                                       Charged         Charged       of Capital        Billed
-----------------------------------------------------------------------------------------------------------------------------
                                                                  457-1           457-2           457-3
                                                             ----------------------------------------------------------------
AmerenEnergy Resources Company                                        $2,272            $389                          $2,661
Ameren Corporation                                                     2,018             453                           2,471
Ameren Energy Communications                                           1,596             392                           1,988
CIPSCO Investment Company                                                188              50                             238
Union Electric Development Corporation                                   128              26                             154
AmerenEnergy Inc.                                                        441              94                             535
AmerenERC                                                                363              61                             424
Union Electric Company                                               152,274          26,411                         178,685
Central Illinois Public Service Company                               50,017           9,810                          59,827
AmerenEnergy Fuels and Services Company                                   45               8                              53
AmerenEnergy Development Company                                         776             120                             896
AmerenEnergy Marketing Company                                            78              16                              94
Illinois Materials Supply Company                                         68              22                              90
Ameren Development Corporation                                             1               1                               2
AmerenEnergy Generating Company                                       16,619           2,388                          19,007

                                                             ----------------------------------------------------------------
                                                       TOTAL        $226,884         $40,241              $0        $267,125
                                                             ================================================================


                                 16 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                               Analysis of Billing

                      Nonassociate Companies - Account 458

                                 (In Thousands)



Instruction:
Provide a brief description of the services rendered to each nonassociate company:

--------------------------------------------------------------------------------
                      Direct    Indirect Compensation          Excess     Total
Name of               Cost      Cost     For Use      Total     Or       Amount
Nonassociate Company  Charged   Charged  of Capital   Cost  Deficiency   Billed
--------------------------------------------------------------------------------
                      458-1     458-2     457-3               458-4
                     -----------------------------------------------------------
                     -----------------------------------------------------------
           TOTAL      $0        $0        $0           $0      $0           $0
                     ===========================================================





                                 17 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                     Associate Company Charges      Nonassociate Company Charges
                                                       ----------------------------------------------------------------------------
                                                            Direct   Indirect              Direct     Indirect
Account               Description of Items                   Cost      Cost      Total      Cost        Cost      Total
-----------------------------------------------------------------------------------------------------------------------------------
920        Salaries and Wages                              $43,738    $6,490   $50,228                                $0
921        Office Supplies and Expenses                     15,443     2,417    17,860                                 -
922        Administrative Expense Transferred - Credit           -    (6,900)   (6,900)                                -
923        Outside Services Employed                       109,595     8,180   117,775                                 -
924        Property Insurance                                    -         2         2                                 -
925        Injuries and Damages                              1,103         1     1,104                                 -
926        Employee Pensions and Benefits                    5,800         -     5,800                                 -
928        Regulatory Commission Expense                     1,088        15     1,103                                 -
930.1      General Advertising Expenses                        297         -       297                                 -
930.2      Miscellaneous General Expenses                    5,181       487     5,668                                 -
931        Rents                                             5,795    14,570    20,365                                 -
935        General Plant Maintenance                         1,235       439     1,674                                 -
901        Customer Accounts - Supervision                     236         -       236                                 -
902        Customer Accounts - Meter Reading                 1,499         -     1,499
903        Customer Accounts - Customer Records              7,479       188     7,667
905        Customer Accounts - Miscellaneous                   169         -       169
908        Customer/Information Expense - Assistance           259        34       293                                 -
909        Customer/Information Expense - Informational      1,089        33     1,122
910        Customer/Information Expense - Miscellaneous         74        28       102
912        Demonstration & Selling Expenses                  2,358       322     2,680                                 -
916        Miscellaneous Sales Expense                          73         4        77
500        Operation Supervision & Engineering                 446         3       449                                 -
501        Steam - Operation Supervision & Eng.              1,549        19     1,568                                 -
506        Steam - Miscellaneous Expenses                      204        29       233
510        Steam - Maintenance Supervision & Eng               552         -       552                                 -
512        Steam - Maintenance of Boiler Plant                   -         -         -
                                                             ----------------------------------------------------------------------
                                           Subtotal        205,262    26,361   231,623           -          -          -

-------------------------------------------------------------------------------------
                                                            Total Charges for Service
                                                     --------------------------------
                                                            Direct   Indirect
Account               Description of Items                  Cost      Cost      Total
-------------------------------------------------------------------------------------
920        Salaries and Wages                              $43,738    $6,490   $50,228
921        Office Supplies and Expenses                     15,443     2,417    17,860
922        Administrative Expense Transferred - Credit)          -    (6,900)   (6,900)
923        Outside Services Employed                       109,595     8,180   117,775
924        Property Insurance                                    -         2         2
925        Injuries and Damages                              1,103         1     1,104
926        Employee Pensions and Benefits                    5,800         -     5,800
928        Regulatory Commission Expense                     1,088        15     1,103
930.1      General Advertising Expenses                        297         -       297
930.2      Miscellaneous General Expenses                    5,181       487     5,668
931        Rents                                             5,795    14,570    20,365
935        General Plant Maintenance                         1,235       439     1,674
901        Customer Accounts - Supervision                     236         -       236
902        Customer Accounts - Meter Reading                 1,499         -     1,499
903        Customer Accounts - Customer Records              7,479       188     7,667
905        Customer Accounts - Miscellaneous                   169         -       169
908        Customer/Information Expense - Assistance           259        34       293
909        Customer/Information Expense - Informational      1,089        33     1,122
910        Customer/Information Expense - Miscellaneous         74        28       102
912        Demonstration & Selling Expenses                  2,358       322     2,680
916        Miscellaneous Sales Expense                          73         4        77
500        Operation Supervision & Engineering                 446         3       449
501        Steam - Operation Supervision & Eng.              1,549        19     1,568
506        Steam - Miscellaneous Expenses                      204        29       233
510        Steam - Maintenance Supervision & Eng               552         -       552
512        Steam - Maintenance of Boiler Plant                   -         -         -
                                                            ------------------------------
                                                Subtotal   205,262    26,361   231,623


                    18 of 28 pages


                                                       ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                         For the Year Ended December 31, 2000

                                 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                                                    (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.


------------------------------------------------------------------------------------------------------------------------------------
                                                                     Associate Company Charges      Nonassociate Company Charges
                                                       -----------------------------------------------------------------------------
                                                          Direct     Indirect               Direct     Indirect
Account               Description of Items                 Cost        Cost       Total      Cost        Cost          Total
------------------------------------------------------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                10         -        10                                 -
524        Nuclear - Miscellaneous Operation Expenses           85         -        85
528        Nuclear - Maintenance Supervision & Eng.              4         -         4
539        Hydro Operation - Miscellaneous Expenses             11         -        11                                 -
541        Hydro Maintenance - Supervision & Eng                72         -        72                                 -
549        Misc. Other Power Expenses                           21         -        21                                 -
556        Other Power Supply Expenses                       1,731        11     1,742                                 -
557        Other Power Supply Expenses - Training            2,215       110     2,325
560        Transmission Operation - Supervision & Eng           94         1        95                                 -
561        Transmission Operation - Load Dispatch            4,443         1     4,444
566        Transmission Operation - Misc. Expenses               9         -         9
568        Transmission Maintenance - Supv. & Eng.             514         1       515                                 -
570        Transmission Maintenance - Station Equipment          2         -         2                                 -
580        Distribution Operation - Supervision & Eng        1,103        52     1,155                                 -
582        Distribution Operation - Station Expenses            21         -        21
583        Distribution Operation - Overhead Line               29         1        30
584        Distribution Operation - Underground Lines           24         1        25
586        Distribution Operation - Meter Expenses             896        11       907
587        Distribution Operation - Installation Expense        74         1        75
588        Distribution Operation - Misc.                      540       160       700
590        Distribution Maintenance - Supv. & Eng            2,236        50     2,286                                 -
592        Distribution Maintenance - Station Expenses          17         -        17
593        Distribution Maintenance - Overhead Lines           885        10       895
594        Distribution Maintenance - UG Lines                   1         -         1
596        Distribution Maintenance - Street Lighting            1         -         1
597        Distribution Maintenance - Meters                   167         -       167
598        Distribution Maintenance - Misc                      25         -        25
807        Purchase Gas Expense                                827         -       827                                 -
                                                       --------------------------------------------------------------------
                                              Subtotal      16,057       410    16,467           -          -          -

-----------------------------------------------------------------------------------------
                                                              Total Charges for Service
                                                       ----------------------------------
                                                              Direct   Indirect
Account               Description of Items                    Cost      Cost      Total
-----------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                10         -        10
524        Nuclear - Miscellaneous Operation Expenses           85         -        85
528        Nuclear - Maintenance Supervision & Eng.              4         -         4
539        Hydro Operation - Miscellaneous Expenses             11         -        11
541        Hydro Maintenance - Supervision & Eng                72         -        72
549        Misc. Other Power Expenses                           21         -        21
556        Other Power Supply Expenses                       1,731        11     1,742
557        Other Power Supply Expenses - Training            2,215       110     2,325
560        Transmission Operation - Supervision & Eng           94         1        95
561        Transmission Operation - Load Dispatch            4,443         1     4,444
566        Transmission Operation - Misc. Expenses               9         -         9
568        Transmission Maintenance - Supv. & Eng.             514         1       515
570        Transmission Maintenance - Station Equipment          2         -         2
580        Distribution Operation - Supervision & Eng        1,103        52     1,155
582        Distribution Operation - Station Expenses            21         -        21
583        Distribution Operation - Overhead Line               29         1        30
584        Distribution Operation - Underground Lines           24         1        25
586        Distribution Operation - Meter Expenses             896        11       907
587        Distribution Operation - Installation Expense        74         1        75
588        Distribution Operation - Misc.                      540       160       700
590        Distribution Maintenance - Supv. & Eng            2,236        50     2,286
592        Distribution Maintenance - Station Expenses          17         -        17
593        Distribution Maintenance - Overhead Lines           885        10       895
594        Distribution Maintenance - UG Lines                   1         -         1
596        Distribution Maintenance - Street Lighting            1         -         1
597        Distribution Maintenance - Meters                   167         -       167
598        Distribution Maintenance - Misc                      25         -        25
807        Purchase Gas Expense                                827         -       827
                                                       --------------------------------
                                              Subtotal      16,057       410    16,467

                                     18 - A


                                                       ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                         For the Year Ended December 31, 2000

                                 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                                                    (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.


------------------------------------------------------------------------------------------------------------------------------------
                                                                     Associate Company Charges      Nonassociate Company Charges
                                                       -----------------------------------------------------------------------------
                                                        Direct       Indirect               Direct      Indirect
Account               Description of Items                Cost        Cost        Total      Cost         Cost      Total
------------------------------------------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng         51         -        51                                 -
830        Underground Storage Expense Maintenance             52         -        52                                 -
832        Maintenance of Reservoirs and Wells                  2         -         2                                 -
850        Transmission Expense - Supv. & Eng                  52         -        52                                 -
851        Transmission Exp. - System Cntrol/Load Disp.        19         -        19                                 -
857        Transmission Expense - Regulating Stations         403                 403
859        Transmission Expense - Other                       217                 217
861        Transmission Expense Maintenance - Supv.            60                  60                                 -
870        Distribution Operation - Supervision & Eng         390                 390                                 -
879        Distribution Operation - Installation Expense        9                   9
880        Distribution Operation - Other                     718        42       760
885        Distribution Maintenance - Supv. & Eng               7                   7                                 -
893        Distribution Maintenance - Meters                  652                 652
403        Depreciation Expense                                 -       691       691                                 -
404        Amortization Expense                                 -    10,001    10,001                                 -
408        Taxes Other Than Income Taxes                      428                 428                                 -
411        Gains from Property Dispositions                     3                   3                                 -
418        Non-Operating Rental Income                          -                   -                                 -
419        Interest & Dividend Income                     (20,349)            (20,349)                                -
421        Provisions for Deferred Income Taxes                26                  26                                 -
426.1      Donations                                            -                   -                                 -
426.3      Penalties                                                                -                                 -
426.4      Expenditures for certain civic activities        1,793       529     2,322
426.5      Other Deductions                                 1,032       119     1,151                                 -
427        Interest on Long-Term Debt                           -                   -                                 -
431        Other Interest Expense                          25,155              25,155                                 -

                                                       --------------------------------------------------------------------
                                        TOTAL EXPENSES    232,039    38,153   270,192           -          -          -
                                                       --------------------------------------------------------------------
             Compensation for use of Equity Capital
                                                       --------------------------------------------------------------------

430          Interest on Debt to Associate Companies                                -                                 -
                                                       --------------------------------------------------------------------
                                 TOTAL COST OF SERVICE   $232,039   $38,153  $270,192          $0         $0         $0
                                                       ====================================================================




------------------------------------------------------------------------------------------------------------------------------------
                                                          Total Charges for Service
                                                       -----------------------------------------------------------------------------
                                                          Direct     Indirect
Account               Description of Items                Cost      Cost      Total
------------------------------------------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng         51         -        51
830        Underground Storage Expense Maintenance             52         -        52
832        Maintenance of Reservoirs and Wells                  2         -         2
850        Transmission Expense - Supv. & Eng                  52         -        52
851        Transmission Exp. - System Cntrol/Load Disp.        19         -        19
857        Transmission Expense - Regulating Stations         403                 403
859        Transmission Expense - Other                       217                 217
861        Transmission Expense Maintenance - Supv.            60                  60
870        Distribution Operation - Supervision & Eng         390                 390
879        Distribution Operation - Installation Expense        9                   9
880        Distribution Operation - Other                     718        42       760
885        Distribution Maintenance - Supv. & Eng               7                   7
893        Distribution Maintenance - Meters                  652                 652
403        Depreciation Expense                                 -       691       691
404        Amortization Expense                                 -    10,001    10,001
408        Taxes Other Than Income Taxes                      428                 428
411        Gains from Property Dispositions                     3                   3
418        Non-Operating Rental Income                          -                   -
419        Interest & Dividend Income                     (20,349)            (20,349)
421        Provisions for Deferred Income Taxes                26                  26
426.1      Donations                                            -                   -
426.3      Penalties                                                                -
426.4      Expenditures for certain civic activities        1,793       529     2,322
426.5      Other Deductions                                 1,032       119     1,151
427        Interest on Long-Term Debt                           -                   -
431        Other Interest Expense                          25,155              25,155

                                                       ---------------------------------
                                        TOTAL EXPENSES    232,039    38,153   270,192
                                                       ---------------------------------
             Compensation for use of Equity Capital
                                                       ---------------------------------
430          Interest on Debt to Associate Companies         -            -         -
                                                       ---------------------------------
                                TOTAL COST OF SERVICE    $232,039   $38,153  $270,192
                                                       =================================


                                     18 - B


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

Instruction:
Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

------------------------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-A)
                                                           -------------------------------------------------------------------------
  Account                                         Total   Overheads Corporate Controller'sDivision  Division Energy Delivery
  Number           Description of Items           Amount               Comm.               Marketing Support     Tech Serv
------------------------------------------------------------------------------------------------------------------------------
    920    Salaries and Wages                          $50,228                $570      $3,922      $330     $657           $1,348
    921    Office Supplies and Expenses                 17,860                 491         315       354      246              358
    922    Administrative Expense Transferred - Cred    (6,900)
    923    Outside Services Employed                   117,775                  62         403         6      270                3
    924    Property Insurance                                2
    925    Injuries and Damages                          1,104                                                  2                1
    926    Employee Pensions and Benefits                5,800                 217
    928    Regulatory Commission Expense                 1,103                               2
    930.1  General Advertising Expenses                    297                 297
    930.2  Miscellaneous General Expenses                5,668               3,356           2        27        1                3
    931    Rents                                        20,365                                                               2,222
    935    General Plant Maintenance                     1,674                               1                  3               49
    901    Customer Accounts - Supervision                 236                                                 64
    902    Customer Accounts - Meter Reading             1,499                                       209      886
    903    Customer Accounts - Customer Records          7,667                   1                   191    3,966                5
    905    Customer Accounts - Miscellaneous               169                                                  1
    908    Customer/Information Expense - Assistance       293                                       140       25
    909    Customer/Information Expense - Information1,    122               1,005                    61        6
    910    Customer/Information Expense - Miscellaneous    102                                        50       15
    912    Demonstration & Selling Expenses              2,680                 620                 1,137                         7
    916    Miscellaneous Sales Expense                      77                                        75
    500    Operation Supervision & Eng.                    449                               1
    501    Steam - Operation Supervision & Eng.          1,568
    506    Steam - Miscellaneous Expenses                  233
    510    Steam - Maintenance Supervision & Eng           552                               3                  7              265
    512    Steam - Maintenance of Boiler Plant               0
    517    Nuclear - Operation Supervision & Eng            10
    524    Nuclear - Miscellaneous Operation Expenses       85                               5
    528    Nuclear - Maintenance Supervision & Eng.          4
    539    Hydro Operation - Miscellaneous Expenses         11
    541    Hydro Maintenance - Supervision & Eng            72                                                                  48
    549    Miscellaneous Other Power Generation Exp.        21
    556    Other Power Supply Expenses                   1,742                                                               1,375
    557    Other Power Supply Expenses - Training        2,325                                                                 812
    560    Transmission Operation - Supervision & Eng       95                                                 57               10
    561    Transmission Operation - Load Dispatch        4,444                                                               2,777
    566    Transmission Operation - Misc. Expenses           9                                                                   9
    568    Transmission Maintenance - Supv. & Eng.         515                                                 34              342
    570    Transmission Maintenance - Station Equipment      2                                                                   2
    580    Distribution Operation - Supervision & Eng    1,155                                                752               18
                                                 ----------------------------------------------------------------------------------
                                        Subtotal      $242,113        $0    $6,619      $4,654    $2,580   $6,992           $9,654




------------------------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-A)
                                                           -------------------------------------------------------------------------
  Account                                                   Environmental    Executive     E-Business
  Number           Description of Items                     Safety & Health
------------------------------------------------------------------------------------------------------------------------------------
    920    Salaries and Wages                                    $1,034      $6,128         $45
    921    Office Supplies and Expenses                             508          29           7
    922    Administrative Expense Transferred - Cred
    923    Outside Services Employed                                              3         461
    924    Property Insurance
    925    Injuries and Damages                                     664          21
    926    Employee Pensions and Benefits                                       204
    928    Regulatory Commission Expense                                         13
    930.1  General Advertising Expenses
    930.2  Miscellaneous General Expenses                                       220
    931    Rents
    935    General Plant Maintenance                                 24          98
    901    Customer Accounts - Supervision                                      138
    902    Customer Accounts - Meter Reading                                      7
    903    Customer Accounts - Customer Records                                 326
    905    Customer Accounts - Miscellaneous                                      9
    908    Customer/Information Expense - Assistance                             72
    909    Customer/Information Expense - Information1,                          21
    910    Customer/Information Expense - Miscellaneous                          17
    912    Demonstration & Selling Expenses                                     509
    916    Miscellaneous Sales Expense
    500    Operation Supervision & Eng.                                         106
    501    Steam - Operation Supervision & Eng.                                 153
    506    Steam - Miscellaneous Expenses                           150          13
    510    Steam - Maintenance Supervision & Eng                                 22
    512    Steam - Maintenance of Boiler Plant
    517    Nuclear - Operation Supervision & Eng
    524    Nuclear - Miscellaneous Operation Expenses                15           1
    528    Nuclear - Maintenance Supervision & Eng.                               3
    539    Hydro Operation - Miscellaneous Expenses                  10
    541    Hydro Maintenance - Supervision & Eng                                  7
    549    Miscellaneous Other Power Generation Exp.                 16
    556    Other Power Supply Expenses                                           60
    557    Other Power Supply Expenses - Training                    48           8
    560    Transmission Operation - Supervision & Eng                            13
    561    Transmission Operation - Load Dispatch                                73
    566    Transmission Operation - Misc. Expenses
    568    Transmission Maintenance - Supv. & Eng.                               54
    570    Transmission Maintenance - Station Equipment
    580    Distribution Operation - Supervision & Eng1,                         201
                                                 -----------------------------------------------------------------------------------
                                        Subtotal                 $2,469      $8,529        $513



                                 19 of 28 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
           ------------------------------------------------------------------------------------------------------------------------
  Account   Finance   Corporat  General   Gas      Human     Industri  Information
  Number     Other    Planning  Counsel  Support  Resources  Relation  Technologies
-----------------------------------------------------------------------------------------------------------------------------------
    920      $1,912   $1,397    $2,042    $177    $3,828       $545      $13,643
    921         212      256       239      73     1,861        109       11,838
    922
    923         630      455     1,846      13     2,664         48       28,362
    924
    925                             30                                         3
    926                                      1    17,937
    928                  145       914
    930.1
    930.2         1              1,053                89                      34
    931                                    261                               166
    935                                               33                     803
    901
    902                                    166         1
    903          13        2                          16                      16
    905         136
    908                    1                           2                       2
    909                                                2
    910                                                2                       1
    912                    6                           9
    916                                                                        2
    500
    501
    506                                                                       46
    510                              1
    512
    517
    524          33                                   20
    528
    539
    541
    549                                                                        2
    556                                               20                       1
    557           3                                    9                     526
    560
    561                                               38                      17
    566
    568
    570
    580                                   1
            -----------------------------------------------------------------------------------------------------------------------
    subtotal $2,940  $2,262   $6,125   $692      $26,531       $702      $55,462



-----------------------------------------------------------------------------------------------------------------------------------
           ------------------------------------------------------------------------------------------------------------------------
  Account   Nuclear   Miscellaneous  Power  Regional     Supply     Treasurer's
  Number                             Plant               Service
-----------------------------------------------------------------------------------------------------------------------------------
    920          $0     $9,106       $316       $0        $1,894       $1,334
    921           1        383         27       32           113          408
    922                 (6,900)
    923                 82,516          8                      8           17
    924                                                                     2
    925                    355                                 4           24
    926                (12,580)                               21
    928                     29
    930.1
    930.2                  184                                            698
    931                                          7        17,709
    935                    166         13                    404           80
    901                     34
    902                    230
    903                  1,297                   1                      1,833
    905                     23
    908                     51
    909                     27
    910                     17
    912                    389          2                                   1
    916
    500                     19        323
    501                    282      1,133
    506                     24
    510                     76        167                                  11
    512
    517                      1                                 9
    524                     11
    528                      1
    539                      1
    541                      9          8
    549                      3
    556                    286
    557                    289        623        2                          5
    560                     15
    561                  1,538          1
    566
    568                     85
    570
    580                    180                   3
            -------------------------------------------------------------------
    subtotal  $1       $78,147     $2,621      $45       $20,162       $4,413



                                     19 - A


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

           Instruction:
           Indicate each department or service function. (See Instruction 01-3 General
           Structure of Accounting System: Uniform System of Accounts).

------------------------------------------------------------------------------------------------------------------------------------
                                                                     DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-C)
                                             ---------------------------------------------------------------------------------------
 Account                                                 Total    Overheads    Corporate    Controller's    Division       Division
  Number           Description of Items                 Amount                  Comm.                       Marketing      Support
------------------------------------------------------------------------------------------------------------------------------------
    582    Distribution Operation - Station Expenses      $21
    583    Distribution Operation - Overhead Line          30
    584    Distribution Operation - Underground Lines      25
    586    Distribution Operation - Meter Expenses        907
    587    Distribution Operation - Installation Expense   75                                                                  11
    588    Distribution Operation - Misc.                 700                         1                                       450
    590    Distribution Maintenance - Supv. & Eng       2,286                                                                 953
    592    Distribution Maintenance - Station Expenses     17
    593    Distribution Maintenance - Overhead Lines      895                                                                  43
    594    Distribution Maintenance - UG Lines              1
    596    Distribution Maintenance - Street Lighting       1
    597    Distribution Maintenance - Meters              167
    598    Distribution Maintenance - Misc                 25                                                                   9
    807    Purchase Gas Expense                           827
    814    Underground Storage Operation - Supv. & Eng     51
    830    Underground Storage Expense Maintenance         52
    832    Maintenance of Reservoirs & Wells                2
    850    Transmission Expense - Supv. & Eng              52
    851    Trans. Exp.-System Cntrl/Load Disp.             19
    857    Transmission Expense - Regulating Stations     403
    859    Transmission Expense - Other                   217
    861    Transmission Expense Maintenance - Supv.        60
    870    Distribution Operation - Supervision & Eng     390                                                                   9
    879    Distribution Operation - Installation Expense    9                                                                   3
    880    Distribution Operation - Other                 760                                                                   8
    885    Distribution Maintenance - Supv. & Eng           7                                                                   4
    893    Distribution Maintenance - Meters              652
    403    Depreciation Expense                           691
    404    Amortization Expense                        10,001
    408    Taxes Other Than Income Taxes                  428
    411    Gains from Property Dispositions                 3
    418    Non-Operating Rental Income                      0
    419    Interest & Dividend Income                 (20,349)
    421    Provisions for Deferred Income Taxes            26                                     2
    426.1  Donations                                        0
    426.3  Penalties                                        0
    426.4  Expenditures for certain civic activities    2,322                     2,106
    426.5  Other Deductions                             1,151                       349          25               13            2
    427    Interest on Long-Term Debt                       0
    431    Other Interest Expense                      25,155

                                                 -----------------------------------------------------------------------------------
                                  TOTAL EXPENSES     $270,192        $0          $9,075      $4,681           $2,593        $8,484
                                                 ===================================================================================



------------------------------------------------------------------------------------------------------------------------------------
                                                                     DEPARTMENT OR SERVICE FUNCTION (cont. on page 19-C)
                                             ---------------------------------------------------------------------------------------
 Account                                                   Energy Delivery       Environmental      Executive      E-Business
  Number           Description of Items                      Tech Serv          Safety & Health
------------------------------------------------------------------------------------------------------------------------------------
    582    Distribution Operation - Station Expenses                                                    $2
    583    Distribution Operation - Overhead Line                                                        1
    584    Distribution Operation - Underground Lines                                                    1
    586    Distribution Operation - Meter Expenses                                                       6
    587    Distribution Operation - Installation Expense                                                13
    588    Distribution Operation - Misc.                            121                                 9
    590    Distribution Maintenance - Supv. & Eng                    656                               289
    592    Distribution Maintenance - Station Expenses                 2                                12
    593    Distribution Maintenance - Overhead Lines                                                   100
    594    Distribution Maintenance - UG Lines
    596    Distribution Maintenance - Street Lighting
    597    Distribution Maintenance - Meters
    598    Distribution Maintenance - Misc
    807    Purchase Gas Expense                                                                        108
    814    Underground Storage Operation - Supv. & Eng                                                  16
    830    Underground Storage Expense Maintenance                                                      16
    832    Maintenance of Reservoirs & Wells
    850    Transmission Expense - Supv. & Eng                                                           16
    851    Trans. Exp.-System Cntrl/Load Disp.
    857    Transmission Expense - Regulating Stations
    859    Transmission Expense - Other
    861    Transmission Expense Maintenance - Supv.
    870    Distribution Operation - Supervision & Eng                                                   89
    879    Distribution Operation - Installation Expense                                                 4
    880    Distribution Operation - Other
    885    Distribution Maintenance - Supv. & Eng                                                        2
    893    Distribution Maintenance - Meters                                                             6
    403    Depreciation Expense
    404    Amortization Expense
    408    Taxes Other Than Income Taxes
    411    Gains from Property Dispositions
    418    Non-Operating Rental Income
    419    Interest & Dividend Income
    421    Provisions for Deferred Income Taxes
    426.1  Donations
    426.3  Penalties
    426.4  Expenditures for certain civic activities                                                    96
    426.5  Other Deductions                                           31                               487
    427    Interest on Long-Term Debt
    431    Other Interest Expense                                                                    2,393

                                                 -----------------------------------------------------------------------------------
                                  TOTAL EXPENSES                 $10,464         $2,469            $12,195           $513
                                                 ===================================================================================

                                     19 - B



                   ANNUAL REPORT OF AMEREN SERVICES COMPANY

                     For the Year Ended December 31, 2000

Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                              (In Thousands)


------------------------------------------------------------------------------------------------------------------------------------
           -------------------------------------------------------------------------------------------------------------------------
Account    Finance     Corporate    General      Gas        Human        Industrial         Information
Number     Other       Planning     Counsel    Support    Resources      Relations          Technologies
------------------------------------------------------------------------------------------------------------------------------------
582
583
584
586                                                          10
587                                                           1                                    2
588          9                         3
590          1                                    14
592
593
594
596
597                                                7          1
598
807
814                                               26
830                                               26
832                                                2
850                                               27
851                                               19
857                                              336
859                                              182
861                                               60
870                                              227
879
880          3                                   655
885
893                                              543
403
404
408
411
418
419
421
426.1
426.3
426.4       11
426.5                                  6                     59                                   20
427
431


      ------------------------------------------------------------------------------------------------------------------------------
TOTAL   $2,964         $2,262    $6,134       $2,816    $26,602             $702             $55,484
      ==============================================================================================================================




------------------------------------------------------------------------------------------------------------------------------------
Account         Nuclear     Miscellaneous      Power         Regional           Supply            Treasurer's
Number                                         Plant                            Service
------------------------------------------------------------------------------------------------------------------------------------
582                             $4                             $15
583                              5                              24
584                              4                              20
586                            147                             744
587                             18                              30
588                             29               1              55                 22
590                            370                               3
592                              3
593                            136                             616
594                                                              1
596                                                              1
597                             25                             134
598                                                             16
807                            116             603
814                              9
830                             10
832
850                              9
851
857                             67
859                             35
861
870                             65
879                              2
880                             39              55
885                              1
893                            103
403                            691
404                         10,001
408                            428
411                                                                                 3
418
419                        (20,349)
421                              4                                                 20
426.1
426.3
426.4                          109
426.5                          143                                                 16
427
431                         22,762


       -----------------------------------------------------------------------------------------------------------------------------
TOTAL             $1       $93,133          $3,280          $1,704            $20,223            $4,413
       =============================================================================================================================


                                     19 - C


                                            ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                              For the Year Ended December 31, 2000

                                         Departmental Analysis of Salaries - Account 920

                                                         (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                               Departmental Salary Expense
                                              -------------------------------------------------------------------
             Name of Department                                         Included in Amounts Billed to
                                                              --------------------------------------------------    Number of
             Indicate each department              Total           Parent           Other             Non           Personnel
             or service function                   Amount          Company       Associates       Associates       End of Year
----------------------------------------------------------------------------------------------------------------------------------
Corporate Communications                                  $570                            $570                                 13
Corporate Planning                                       1,397                           1,397                                 20
Controller's                                             3,922                           3,922                                 84
Division Marketing                                         330                             330                                 32
Division Support                                           657                             657                                223
Energy Delivery Tech Serv.                               1,348                           1,348                                187
Environmental, Safety and Health                         1,034                           1,034                                 23
Executive                                                6,128                           6,128                                 79
Finance & Accounting, Other                              1,912                           1,912                                 37
Gas Support                                                177                             177                                 33
General Counsel                                          2,042                           2,042                                 32
Human Resources                                          3,828                           3,828                                 86
Industrial Relations                                       545                             545                                 10
Information Technology                                  13,643                          13,643                                313
Nuclear                                                      -                               -                                  -
Other Departments                                        9,106                           9,106                                  -
Power Plant                                                316                             316                                  -
Regional                                                     -                               -                                  -
Supply Service                                           1,894                           1,894                                 99
Treasurer's                                              1,334                           1,334                                 75
E-Business                                                  45                              45                                  3

                                              ------------------------------------------------------------------------------------
                                                       $50,228              $0         $50,228                $0            1,349
                                              ====================================================================================


                                 20 of 28 pages

                           ANNUAL REPORT OF AMEREN SERVICES COMPANY

                             For the Year Ended December 31, 2000

                            Outside Services Employed - Account 923

                                        (In Thousands)

Instructions:
Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

--------------------------------------------------------------------------------
                                                     Relationship
                                                  "A" - Associate
                                                     "NA" - Non
     From Whom Purchased            Address           Associate       Amount
--------------------------------------------------------------------------------

OUTSIDE SERVICE

AmerenEnergy                                            A             $39,761
AmerenEnergy Development                                A               2,327
Aon Risk Services                                      NA                  25
Buck Consultants                                       NA                 122
Corporate Claims MGM                                   NA               1,289
Corporate Executive                                    NA                  35
Deloitte & Touche LLP                                  NA                 141
Dreyfus Service Corp                                   NA                  31
Fleishman Hillard                                      NA                  84
General American Life                                  NA                 814
Healthlink Inc.                                        NA                  39
Hewitt Associates                                      NA                 694
IBM                                                    NA                 377
Iron Mountain                                          NA                  36
Merrill Lynch                                          NA                  52
Navigant Consulting                                    NA                 128
Personal Performance                                   NA                 225
PricewaterhouseCoopers LLP                             NA                 939
Robert Half International                              NA                  32
Rubin Brown Gornstein                                  NA                  37
The Weiss Group                                        NA                  38
Towers Perrin                                          NA                 298
Union Planters Bank                                    NA                 260
WEFA Incorporated                                      NA                  37
Other (117)                                            NA               5,101

                                                                   -------------
                                       Total                           52,922
                                                                   -------------

OUTSIDE SERVICE - Legal

Armstrong Teasdale                                     NA                  68
Bryan Cave                                             NA                  44
Gardere & Wynne LLP                                    NA                  91
Hunton & Williams                                      NA                  30
Milbank Tweed Hadley                                   NA                  51
Sidley & Austin                                        NA                  41
Troutman Sanders Lockerman & Ashmore                   NA                  96
Other (18)                                             NA                 560
                                                                    ------------
                                      Total                               981
                                                                   -------------

OUTSIDE SERVICE - (affiliate provided)

Human Resource Management                              NA                  29
Other (16)                                             NA              34,755

                                                                     -----------
                                           Total                       34,784
                                                                     -----------



                                        21 of 28 pages

                           ANNUAL REPORT OF AMEREN SERVICES COMPANY

                             For the Year Ended December 31, 2000

                      Outside Services Employed - Account 923 (continued)

                                        (In Thousands)


--------------------------------------------------------------------------------
                                                     Relationship
                                                   "A" - Associate
                                                     "NA" - Non
    From Whom Purchased                               Associate       Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software

Advanced Resources                                  NA                 142
And Technologies                                    NA                 151
Andersen Consulting                                 NA              18,118
Auditforce Inc.                                     NA                 151
Binary System Builders                              NA                 125
Bradford & Galt                                     NA                  48
C&D Infotech Consultants                            NA                 100
C Bridge Internet                                   NA                  45
Cap Gemini America                                  NA                  92
Cardinal Systems Group Inc.                         NA                 147
Computer Associates                                 NA                 259
Computer Enterprises                                NA                 153
Cook Systems International                          NA                 523
Diversified Consulting                              NA                 198
Diversified Services                                NA                 185
Docucorp International                              NA                 237
EDS Corporation                                     NA                 388
EMC Corporation                                     NA                  31
ESG Technologies                                    NA                 316
Energy Solutions PLU                                NA               1,128
Enterprise Systems                                  NA                 126
Ernst & Young LLP                                   NA                 485
Four Star Associates                                NA                 330
Guaranteed Computers                                NA                  39
Guffey and Associates                               NA                 159
Intecon                                             NA                 318
Interim Services, Inc.                              NA                  78
International Business                              NA                  52
John Albrecht                                       NA                  58
JT Roberts                                          NA                  68
Joseph H Stampfl                                    NA                  75
Kendall Placement                                   NA                  71
Levi Ray & Shoup                                    NA                 475
McDonnell Douglas Technical Svcs                    NA                 107
Maryville Data Systems                              NA                  70
Maverick Technologies                               NA                 347
MidAtlantic Consulting                              NA                 318
Neteffects, Inc.                                    NA                 134
Newcourt Financial                                  NA                 134
Norstan Consulting                                  NA                 120
Oakwood Systems Group                               NA                  39
Open Technology Inc.                                NA                  33
                                                                   -------------
subtotal                                                            26,173





                                     21 - A

                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

               Outside Services Employed - Account 923 (continued)

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                     Relationship
                                                   "A" - Associate
                                                     "NA" - Non
    From Whom Purchased                               Associate       Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software (cont.)

Oracle Corporation                                  NA               3,645
Precise Software Solutions                          NA                  30
Quantec, Inc.                                       NA                 134
RHI Consulting                                      NA                 297
Regional Economic Research Inc.                     NA                  88
Ron Cook & Assoc                                    NA                  53
Rose International                                  NA                 605
Software Architects                                 NA                 847
Solution Consultants                                NA               1,622
Spherion Corporation                                NA                  72
Staffing Partners Inc.                              NA                  90
Sysprog Inc.                                        NA                  74
Technology Partners                                 NA                 202
Teksystems                                          NA                  59
The Aviant Group                                    NA                  35
Total Integration                                   NA                 159
Utilities International                             NA                 517
Verio                                               NA                  33
4-Serv                                              NA                 212
Transfer to Plant                                   NA              (5,738)
Other (46)                                          NA                (121)
                                                                -------------
                                    Total                           29,088
                                                                -------------
                                    TOTAL                         $117,775
                                                                =============

                                     21 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                  Employee Pensions and Benefits - Account 926

                                 (In Thousands)

Instructions:
Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------------
                        Description                                    Amount
--------------------------------------------------------------------------------


Employee Meetings/Functions/Awards                                        336
Savings Investment Plan                                                 2,217
Post Retirement Benefits Other than Pension                             5,886
Group Life Insurance                                                       78
Employee Retirement and Insurance Expenses                              1,116
Medical Insurance                                                       8,017
Accidental Death & Dismemberment Insurance                                 37
Dental Insurance                                                          351
Pension Plans                                                             365
Transfer to Construction from Acct. 926                               (12,603)
                                                         ---------------------

                                                   TOTAL               $5,800
                                                         =====================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                  General Advertising Expenses - Account 930.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------
 Description                             Name of Payee Amount            Amount
--------------------------------------------------------------------------------


Advertising in Newspapers, periodicals,  Gateway International             $50
          billboards, radio, etc.        Kiel Center                        14
                                         The Family Arena                   30
                                         St. Louis Womens Final Four        19
                                         Rodgers Townsend LC                13
                                         St. Louis Cardinals                75
                                         St. Louis Rams                     39
                                         St. Louis Blues                    44
                                         Others                             13
                                                                      ----------
                                                    Total                 $297
                                                                     ===========

                                 22 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                 Miscellaneous General Expenses - Account 930.2

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. SS441(b)(2)) shall be separately classified.

--------------------------------------------------------------------------------
        Description                                                    Amount
--------------------------------------------------------------------------------

Labor                                                                    $826
Investor Relations                                                        374
Public Relations                                                        1,159
Stockholder Related Expenses                                              518
Board of Director Expenses                                                648
Trade Membership                                                        1,917
Power Reliability Program                                                  34
Enporion Expenses                                                          68
Other Miscellaneous Expenses                                              124
                                                                   -------------
                                                    TOTAL              $5,668
                                                                  ==============


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                               Rents - Account 931

                                 (In Thousands)

Instructions.
Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------
       Type of Property                                                 Amount
--------------------------------------------------------------------------------
General office                                                         $20,202
Computer equipment                                                         163
                                                                      ----------
                                                     TOTAL             $20,365
                                                                      ==========





                                 23 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                   Taxes Other Than Income Taxes - Account 408

                                 (In Thousands)

Instructions: Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------
    Kind of Tax                                                        Amount
--------------------------------------------------------------------------------
Taxes' Other Than U.S. Government Taxes
---------------------------------------
Corporate Franchise/Miscellaneous Taxes                                 $31
Ad Valorem Taxes                                                        181
                                                                      ----------

          Subtotal - Taxes Other Than U.S. Government Taxes             212

U.S. Government Taxes

Payroll Taxes                                                          $216
                                                                      ----------
    Subtotal - U.S. Government Taxes                                    216
                                                                      ----------
                                                TOTAL                  $428
                                                                      ==========

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                            Donations - Account 426.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

--------------------------------------------------------------------------------
    Name of Recipient             Purpose of Donation                 Amount
-------------------------------------------------------------------------------


          None



                                                          ----------------------
                                                 TOTAL
                                                          ======================






                                 24 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                        Other Deductions - Account 426.5

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

--------------------------------------------------------------------------------
   Description                                                         Amount
--------------------------------------------------------------------------------
Other deductions                                                       $1,086
Miscellaneous                                                              42
Appliance Warranty Program                                                 16
Bill Payment Insurance                                                      7
                                                                      ----------
                                                  TOTAL                $1,151
                                                                     ===========





                                 25 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2000

                  Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on pages 14 - B thru 14 - F




                                 26 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               Organization Chart

                         See pages 27 - A through 27 - C




                              Methods of Allocation

                                 See page 27 - D



           Annual Statement of Compensation for Use of Capital Billed

                                    - None -




                                 27 of 28 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2000
                               Organization Chart

Organization

President

      Customer Services - Senior Vice President
            Division Support - Vice President
                  ARES Business Center
                  Customer Relations
                  Distribution Engineering
                  Customer Accounts
                  Personnel Development & Administration
                  Technical Applications

            Reg. & Distribution Services Support
                  Distribution Operating
                  Fleet Services
                  Forestry

            Energy Delivery Technical Services
                  Electrical Engineering & Transmission Planning
                  System Relay Services
                  Energy Supply Operations
                  Construction & Services
                  Substations and Transmission

            Gas Operations Support - Vice President
                  Gas Technical Support
                  Gas Unbundled Services/Transportation
                  Metering
                  Training
                  Gas Control

      Senior Vice President
            Corporate Communications & Public Policy - Vice President
                  Advertisting & Community Relations
                  Media & Employee Communications
                  Economic Development
                  Government Relations

            Information Technology - Vice President
                  Enterprise Architecture & Design
                  Data Operations
                  Planning & Support
                  Telecommunications
                  Development

            Environmental Safety & Health - Manager
                  Air Quality
                  Water Quality
                  Waste Management
                  Safety & Health
                  Regulatory Affairs

                                     27 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2000
                               Organization Chart

      Finance & Corporate Services - Senior Vice President
            General Counsel & Secretary - Vice President
                  Claims
                  Security

            Vice President & Controller
                  Performance Management
                  Accounting
                  Budget
                  Financial Communications
                  Systems/Special Projects

            Treasurer
                  Banking & Investor Services
                  Financial Planning & Investments
                  Corporate Development
                  Risk Management
                  Treasury Technology Services

            Tax - Vice President
                  Income Tax Complaince
                  Excise Taxes
                  Ad Valorem Taxes
                  Tax Research and Planning

            Internal Audit - Manager
                  Internal Audit

            Human Resources - Vice President
                  Compensation and Personnel Administration
                  Employee Benefits
                  Staffing & HR Planning
                  Organizational Development
                  Communication & Training Services
                  HR Systems

            Industrial Relations - Vice President

                                     27 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2000
                               Organization Chart


      Senior Vice President
            Supply Services - Vice President
                  Building Service
                  Purchasing
                  Real Estate
                  Stores

            Corporate Planning - Vice President
                  Rate Engineering
                  Corporate Analysis
                  Business Analysis

            Business Development & Metering Services
                  Business Development
                  Data & Metering Services

            e-Business Development
                  e-Business Development


                                     27 - C

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                              Methods of Allocation


Composite - Energy Sales, Customers and Employees
        Based on three components of equal weighting: energy sales, average customers and number of employees.

Customers
        Based on a year-end count of electric and gas customers.

Sales
        Based on the year-end energy sales.

Employees
        Based on the number of full time employees monthly.

Labor
        Based on yearly Operation & Maintenance labor costs.

Revenue
        Based on total revenue earned by operating company.

Total Capitalization
        Based on total operating company capitalization value at year-end.

Total Assets
        Based on total operating company assets at year-end.

Construction Expenditures
        Based on yearly construction expenditures by each operating company.

Peak Load
        Based on Peak Load at each operating center. Each operating power plant peak generation provides electric ratio. Gas ratio is derived from system peak at a transportation intake point for Ameren's system.

Generating Capacity
        Based on nameplate generating capacity at each power plant.

Gas Throughput
        Based on total gas usage including transportation customers at each Ameren operating gas system.

CPU Cycles
        Based on CPU units processed by computer monthly for each separate computer system.

Current Tax Expense
        Based on yearly tax expenses for each operating company.

Vehicle Ratio
        Based on number of vehicles assigned to each operating company.




                                     27 - D

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                              Ameren Services Company
                                      --------------------------------------
                                            (Name of Reporting Company)


                        By:                 /S/ Warner L. Baxter
                                      ---------------------------------------
                                          (Signature of Signing Officer)


                                          Warner L. Baxter, Controller
                                     ----------------------------------------
                                    (Printed Name and Title of Signing Officer)

Date:  March 31 , 2001
     ------------------


                                 28 of 28 pages